NI Holdings, Inc. Reports Results for Fourth Quarter and Year Ended December 31, 2023

FARGO, North Dakota, March 15, 2024 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the year ended December 31, 2023.

Summary of Year-End 2023 Results

(All comparisons vs. year-end 2022, unless noted otherwise)

•	Direct written premiums of $102.4 million, up 16.2% compared to the prior year quarter and full year direct written premiums of $418.4 million, up 7.4% compared to prior year. Growth in both periods was driven by Non-Standard Auto and Private Passenger Auto.
•	Net earned premiums of $88.6 million, up 4.6% compared to prior year quarter and full year net earned premiums of $351.1 million, up 7.0% compared to prior year.
•	Combined ratio of 85.9%, down 23.5 pts compared to the prior year quarter, driven by improved underwriting results across all segments. Combined ratio of 103.4% for full year 2023 versus 119.9% for the prior year, driven by lower catastrophe losses in Home and Farm and lower loss frequency in Private Passenger Auto, partially offset by reserve strengthening in the Non-Standard Auto and Commercial segments to address elevated loss costs due to the inflationary environment.
•	Net investment income of $10.5 million for the year versus $7.8 million and net investment gain of $2.1 million versus net investment loss of $13.1 million, driven by higher fixed income reinvestment rates and more favorable equity market conditions, respectively.
•	Earnings per share of $0.32 compared to $0.04 for the quarter, and loss per share of $0.26 compared to $2.49 for the year.
•	The Company repurchased 548,549 shares of common stock at an average price of $13.15 per share for a total of $7.3 million during the year.

	Three Months Ended December 31,			Year Ended December 31,
Dollars in thousands, except per share data	2023	2022	Change	2023	2022	Change
Direct written premiums	$102,370	$88,064	16.2%	$418,399	$389,706	7.4%
Net earned premiums	$88,594	$84,675	4.6%	$351,137	$328,290	7.0%
Loss and LAE ratio	50.2%	78.9%	(28.7 pts)	69.6%	89.7%	(20.1 pts)
Expense ratio	35.7%	30.6%	5.1 pts	33.8%	30.2%	3.6 pts
Combined ratio	85.9%	109.4%	(23.5 pts)	103.4%	119.9%	(16.5 pts)
Net income (loss) attributable to NI Holdings	$6,625	$890	NM	($5,476)	($53,096)	NM
Return on average equity	11.1%	1.4%	9.7 pts	(2.2%)	(17.9%)	15.7 pts
Basic earnings (loss) per share	$0.32	$0.04	NM	($0.26)	($2.49)	NM
NM = not meaningful

Management Commentary

“In the fourth quarter, we continued to see the impact of our underwriting actions and rate increases taken during the year, with not only improvement over the prior year, but also a return to underwriting profitability,” said Michael J. Alexander, President, and Chief Executive Officer. “Our improved results were driven by our Private Passenger Auto and Home and Farm segments, which benefited from favorable weather conditions and the significant underwriting and rate actions implemented during the year. We were able to balance this profitability with continued growth during the quarter, with all segments reporting higher year-over-year direct written premiums. Our high-quality investment portfolio once again positively contributed to our earnings, driven by higher reinvestment rates earned throughout the year in our fixed income portfolio.

Throughout 2023, we made notable progress toward our goal of returning the company to profitability while improving our overall risk profile. Looking ahead, we remain confident in the outlook for our business and our ability to achieve appropriate returns for our shareholders into the future.”

Securities and Exchange Commission (SEC) Filings

The Company’s Annual Report on Form 10-K and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company and Primero Insurance Company, and its affiliate (which became a wholly-owned subsidiary on January 2, 2024) Battle Creek Mutual Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
IR@nodakins.com